Exhibit 99.1

BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.onelibertyproperties.com

BRT REALTY TRUST
ANNOUNCES RESULTS OF SPECIAL DIVIDEND ELECTIONS

Great Neck, New York – October 26, 2009 – BRT Realty Trust (NYSE: BRT)  announced the results of its shareholders’ elections relating to its special dividend of $1.15 per share, payable on October 30, 2009 to record holders on September 30, 2009.

The terms of the special dividend, including the ability of shareholders to elect to receive the distribution in the form of cash or BRT’s common shares, and a limitation on the aggregate amount of cash to be paid in the distribution, were described in detail in the prospectus supplement, dated October 1, 2009, and filed with the Securities and Exchange Commission on October 1, 2009. The elections were required to be submitted prior to 5:00 p.m. (Eastern Time) on October 16, 2009.

Based on shareholder elections, the special dividend will consist of approximately $1,330,000 in cash and 2,437,366 common shares of BRT. The number of shares included in the distribution is calculated based on $4.9128, the volume weighted average price per share of BRT’s common shares on the New York Stock Exchange on October 19, 20 and 21, 2009.  Summarized results of the special dividend elections are as follows:

•	To shareholders electing to receive the special dividend in cash, BRT will pay the special dividend in the form of $.2317959 per share in cash and $.9182041 per share in stock.

•	BRT will pay the special dividend in its common shares to all other shareholders.

•	BRT will pay fractional shares in cash.

BRT expects the special dividend to be taxable as a capital gain distribution to its shareholders, without regard to whether a particular shareholder receives the special dividend in cash and shares, or only in shares.

For shareholders whose shares are held through a bank, broker or nominee, questions regarding the special dividend should be directed to the bank, broker or nominee.  For registered shareholders, questions regarding the special dividend should be directed to BRT’s transfer agent: Shareholder Services at American Stock Transfer and Trust Company at (718) 921-8200 or toll free at 1-800-937-5449.

BRT REALTY TRUST is a mortgage-oriented real estate investment Trust.

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding moving ahead with loan originations and other positive business activities.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof.  Forward looking statements involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.  Investors are cautioned not to place undue reliance on any forward-looking statements.

Contact:  Simeon Brinberg – (516) 466-3100